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This announcement  is neither  an offer  to purchase nor  a solicitation  of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated April 17, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares, except in any jurisdiction where the making of such Offer would be illegal. The Purchaser is not aware of any State in which the making of the Offer or the acceptance of shares pursuant thereto is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser  becomes aware of any  State where the  making of  the  Offer or  the  acceptance of  shares  pursuant  thereto is  so prohibited, the  Purchaser will  make a  good faith  effort to  comply with  any  such  statute  or  seek  to  have  such  statute  declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not  be made  to (nor  will tenders  be accepted  from or  on
       behalf   of)   holders  of   Shares  in   such   State.  In   any
        jurisdictions, the  securities laws or  blue sky  laws of  which require  the Offer to be  made by a licensed  broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, by one or more registered brokers or
          dealers  that   are  licensed   under  the   laws  of   such
          jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                           ALL OUTSTANDING SHARES OF

                     COMMON STOCK AND CLASS B COMMON STOCK

                                       OF

                        PEERLESS INDUSTRIAL GROUP, INC.

                                       AT

                              $1.67 NET PER SHARE

                                       BY

                          R-B ACQUISITION CORPORATION

  R-B Acquisition Corporation, a corporation formed under the laws of the State of Minnesota (the "Purchaser") and a wholly owned subsidiary of R-B Capital Corporation, a corporation formed under the laws of the State of Delaware ("Parent"), is offering to purchase any and all outstanding shares of Common Stock, no par value per share, and Class B Common Stock, no par value per share (collectively, the "Shares"), of Peerless Industrial Group, Inc., a corporation formed under the laws of the State of Minnesota (the "Company"), at $1.67 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 17, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together, constitute the "Offer").


                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 15, 1997,
                         UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF DIRECTORS OF THE COMPANY, AND AN INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, UNANIMOUSLY HAVE DETERMINED THAT EACH OF THE OFFER AND THE SUBSEQUENT MERGER OF THE COMPANY AND THE PURCHASER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, HAVE APPROVED THE OFFER AND THE SUBSEQUENT MERGER OF THE COMPANY AND THE PURCHASER AND RECOMMEND THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not withdrawn a number of shares which will constitute at least (1) a majority of the Shares, and (2) a number of outstanding Shares entitled to elect a majority of the board of directors of the Company, in each case on a fully diluted basis (or, if the Purchaser so elects in its sole discretion, on the basis of the number of Shares then outstanding) as of the date the Shares are accepted for payment pursuant to the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 11, 1997 (the "Merger Agreement") among the Company, Parent and the Purchaser, pursuant to which, after completion of the Offer, the Company and the Purchaser will be merged and each outstanding Share (other than Shares owned by the Purchaser, Parent, or any of their affiliates and Shares held by shareholders who perfect any available dissenters' rights under Minnesota law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

  In connection with the Merger Agreement, certain shareholders of the Company (including all of the Company's directors) have executed and delivered a Tender and Stock Option Agreement, pursuant to which such shareholders have (1) agreed to tender in the Offer an aggregate of approximately 4.45 million Shares (approximately 71% of the Shares outstanding as of April 15, 1997), plus additional Shares under certain circumstances and (2) granted to Purchaser an option to purchase, under certain circumstances, Shares equal to 19.9% of the outstanding Shares.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, as, if and when the Purchaser gives oral or written notice to Harris
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Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares ("Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in "Section 3. Procedure for Tendering Shares" in the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, alternatively, an Agent's Message, as set forth in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal.

  The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 15, 1997, unless and until the Purchaser, in its sole judgment pursuant to the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and applicable law, including the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole judgment, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the non-satisfaction of any of the conditions specified in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary, followed as promptly as practicable by public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of tendering shareholders to withdraw such shareholders' Shares.

  The Purchaser's acceptance for payment of Shares tendered pursuant to any one of the procedures described in the Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer. Except as otherwise provided in "Section 4. Withdrawal Rights" in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 16, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and, if Share Certificates have been tendered, the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3. Procedure for Tendering Shares" in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if a written or facsimile transmission notice of withdrawal is timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "Section
3. Procedure for Tendering Shares" in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion and whose determination will be final and binding.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

  Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other Offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and such materials will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to brokers, dealers, or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
                    THE INFORMATION AGENT FOR THE OFFER IS:
                                      LOGO
                                156 Fifth Avenue
                               New York, NY 10010
                          CALL TOLL FREE (800)322-2885

April 17, 1997